Exhibit 10.149

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement ("Agreement") is entered into as of the 28th day of March, 2001 (the "Effective Date"), by and between Michael C. Venuti, Ph.D. ("Executive") and Axys Pharmaceuticals, Inc. (the "Company").

Whereas, the Company desires to continue to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for Executive's services; and

Whereas, Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits; and

Whereas, Executive and the Company wish to amend and restate that Employment Agreement entered into between the two parties as of December 14, 1999 (the "Prior Agreement").

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

  DEFINITIONS

  For purposes of the Agreement, the following terms are defined as follows:

    "Board" means the Board of Directors of the Company.

    "Cause" means:

      Executive's intentional action or intentional failure to act that was performed in bad faith and to the material detriment of the business of the Company;

      Executive's intentional refusal or intentional failure to act in accordance with any lawful and proper direction or order of the Board or the appropriate individual to whom Executive reports;

      Executive's willful and habitual neglect of Executive's duties of employment;

      Executive's violation of any noncompetition or noninterference agreement that Executive has entered into with the Company; or

      Executive's conviction of a felony crime involving moral turpitude;

    provided, however, that if any of the foregoing events under clauses (a), (b), (c) or (d) above is capable of being cured, the Company shall provide written notice to Executive describing the nature of such event and Executive shall thereafter have ten (10) business days to cure such event.

    "Change in Control" means the occurrence of any of the following events:

      a dissolution, liquidation or sale of all or substantially all of the assets of the Company;

      a merger or consolidation in which the Company is not the surviving corporation;

      a reverse merger in which the Company is the surviving corporation but shares outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or

      the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

    "Company" means Axys Pharmaceuticals, Inc. or, following a Change in Control, the surviving entity resulting from such transaction.

    "Covered Termination" means (i) an Involuntary Termination Without Cause that occurs at any time, without regard to a Change in Control, or (ii) a voluntary termination for Good Reason that occurs on or after the effective date of a Change in Control.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Good Reason" means that any of the following are undertaken without Executive's express written consent:

      the assignment to Executive of any duties or responsibilities that results in any diminution or adverse change of Executive's position, status, circumstances of employment or scope of responsibilities;

      a reduction by the Company in Executive's annual base salary as in effect on the effective date of the Change in Control;

      the taking of any action by the Company that would adversely affect Executive's participation in, or reduce Executive's benefits under, the Company's benefit plans (including equity benefits) as of the effective date of the Change in Control, except to the extent the benefits of all other executives of the Company are similarly reduced;

      a relocation of Executive's principal office to a location more than forty (40) miles from the location at which Executive was performing Executive's duties as of the effective date of the Change in Control, except for required travel by Executive on the Company's business;

      any material breach by the Company of any provision of this Agreement; or

      any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

    "Involuntary Termination Without Cause" means Executive's dismissal or discharge other than for Cause. The termination of Executive's employment as a result of Executive's death or disability will not be deemed to be an Involuntary Termination Without Cause.

  Employment by the Company

    Position and Duties. Subject to terms set forth herein, the Company agrees to continue to employ Executive in the position of Senior Vice President, Research and Preclinical Development and Chief Technical Officer and Executive hereby accepts such continued employment. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with the position of Senior Vice President, Research and Preclinical Development and Chief Technical Officer and such other duties as are assigned to Executive by the Company's Chief Executive Officer. Executive will report to the Chief Executive Officer. During the term of Executive's employment with the Company, Executive will devote Executive's best efforts and substantially all of Executive's business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company's general employment policies or as otherwise set forth in this Agreement) to the business of the Company.

    Employment at Will. Both the Company and Executive shall have the right to terminate Executive's employment with the Company at any time, with or without Cause, and without prior notice. If Executive's employment with the Company is terminated, Executive will be eligible to receive severance benefits to the extent provided in this Agreement.

    Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

  Compensation

    Base Salary. Executive shall receive for services to be rendered hereunder an annual base salary of $290,000.00, payable on the regular payroll dates of the Company, subject to increase in the sole discretion of the Board of Directors.

    Annual Bonus. Executive will be eligible for an annual bonus up to thirty percent (30%) of Executive's then current annual base salary upon achievement of reasonable goals specified by the Board (the "Target Bonus"). Such goals shall be set forth in writing by the Board prior to the close of the first quarter of each fiscal year of the Company, with fifty percent (50%) of such goals to be dependent on Executive's individual performance and fifty percent (50%) of such goals to be dependent on the Company's performance.

    Standard Company Benefits. Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally.

    Compensatory Stock Award. The Board has previously granted Executive an option to acquire seventy-five thousand (75,000) shares of the common stock of the Company (the "Option"). The Option has been granted pursuant to the Company's 1997 Equity Incentive Plan. The Option is an incentive stock option for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent permitted under the Code. The exercise price per share of the Option is equal to one hundred percent (100%) of the fair market value of the Company's common stock, as determined pursuant to the Company's 1997 Equity Incentive Plan, on the date of grant. Subject to Executive's continued employment by the Company, the Option vests as to one-forty-eighth (1/48) of the shares of common stock subject to the Option each calendar month for forty-eight (48) months, counted from the Option's date of grant. In all other respects, the Option is governed by the terms of the Plan, including the option agreement and grant notice thereunder.

    3.5 Debt Forgiveness.

      The Company and Executive agree that as of August ___, 2000, the Executive was obligated to pay to the Company principal and accrued interest under his $300,000 promissory note (the "Note") in accordance with the terms of such Note, a copy of which is attached hereto.

      Provided that Executive continues to render services to the Company (or any successor thereto) through each of the respective dates listed in the "Effective Date" column below, a proportionate amount of the principal of the Note, together with interest accrued upon such respective principal amounts through the date thereof, shall be forgiven as follows:

Effective Date	Debt Forgiveness

8/__/01	$60,000
8/__/02	$60,000
8/__/03	$60,000
8/__/04	$60,000
8/__/05	$60,000

  Any amounts under the Note not otherwise forgiven or previously paid by Executive shall be paid by Executive to the Company on August __, 2005 or such earlier date as provided in the Note.

  SEVERANCE and CHANGE IN CONTROL BENEFITS

    Severance Benefits. If Executive's employment terminates due to a Covered Termination after the date of execution of this Agreement, Executive shall receive any annual base salary and bonus compensation that has accrued but is unpaid as of the date of such Covered Termination. Within thirty (30) days following the date on which the Release described in Section 4.4 below becomes effective in accordance with its terms, Executive shall also receive a lump sum payment equal to the sum of (i) one hundred percent (100%) of Executive's annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the Covered Termination and (ii) one hundred percent (100%) of Executive's Target Bonus in effect for the year in which Executive's employment terminates, all of the foregoing subject to applicable tax withholding. In addition, following a Covered Termination, Executive and Executive's covered dependents shall be eligible to continue their health care benefit coverage as permitted by COBRA (Internal Revenue Code Section 4980B) at the same cost to Executive as in effect immediately prior to the Covered Termination for the one (1)-year period following the Covered Termination. Executive shall be entitled to maintain coverage for Executive and Executive's eligible dependents at Executive's own expense or the balance of the period that Executive is entitled to coverage under COBRA.

    Acceleration of Vesting of Outstanding Options/Debt Forgiveness. If Executive's employment with the Company terminates due to a Covered Termination within eighteen (18) months following the effective date of a Change in Control, then (i) any options to purchase the Company's common stock granted to Executive (including without limitation the Option) shall become immediately fully vested and exercisable as of the date of such Covered Termination and (ii) the principal or accrued interest amounts outstanding under the Note as of the date of Executive's termination of employment, if any, shall be forgiven in their entirety.

    Parachute Payments. If any payment or benefit Executive would receive in connection with a Change in Control from the Company or otherwise ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be reduced to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the Change in Control): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive's stock awards unless Executive elects in writing a different order for cancellation.

    The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

    The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive's right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

    Release. Upon the occurrence of a Covered Termination, and prior to the receipt of any benefits under Section 4.1 (except pursuant to the first sentence thereof) and Section 4.2 on account of the occurrence of such Covered Termination, Executive shall execute a Release (the "Release") in the form attached hereto as Exhibit A or Exhibit B, as appropriate. Such Release shall specifically relate to all of Executive's rights and claims in existence at the time of such execution and shall confirm Executive's obligations under the Company's standard form of proprietary information agreement. It is understood that Executive has a certain period to consider whether to execute such Release, and Executive may revoke such Release within seven (7) business days after execution. In the event Executive does not execute such Release within the applicable period, or if Executive revokes such Release within the subsequent seven (7) business day period, none of the aforesaid benefits shall be payable under this Agreement and this Agreement shall be null and void.

    Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination, or otherwise.

  Proprietary Information Obligations

    Agreement. Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit C.

    Remedies. Executive's duties under the Proprietary Information and Inventions Agreement shall survive termination of Executive's employment with the Company and the termination of this Agreement. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

  Outside Activities

    Except with the prior written consent of the Board, Executive shall not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for- profit activities so long as such activities do not materially interfere with the performance of Executive's duties hereunder.

    During the term of Executive's employment by the Company, except on behalf of the Company, Executive shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive's direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

  Noninterference

  While employed by the Company, and for one (1) year immediately following the date on which Executive terminates employment or otherwise ceases providing services to the Company, Executive agrees not to interfere with the business of the Company by soliciting or attempting to solicit any employee of the Company to terminate such employee's employment in order to become an employee, consultant or independent contractor to or for any competitor of the Company. Executive's duties under this Article 7 shall survive termination of Executive's employment with the Company and the termination of this Agreement.

  General Provisions

    Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive's address as listed on the Company payroll.

    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

    Waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

    Complete Agreement. This Agreement and its Exhibit A, Exhibit B and Exhibit C constitute the entire agreement between Executive and the Company and are the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. They are entered into without reliance on any promise or representation other than those expressly contained herein or therein, and they cannot be modified or amended except in a writing signed by an officer of the Company.

    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

    Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive's duties hereunder and Executive may not assign any of Executive's rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

    Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Francisco County, California through Judicial Arbitration & Mediation Services/Endispute ("JAMS") under the then existing JAMS arbitration rules. However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party in any such arbitration shall be responsible for its own attorneys' fees, costs and necessary disbursement; provided, however, that if one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys' fees, costs and necessary disbursements. Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys' fees provision herein.

    Attorneys' Fees. If either party hereto brings any action to enforce rights hereunder, each party in any such action shall be responsible for its own attorneys' fees and costs incurred in connection with such action.

    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

8.11 Amended and Restated Agreement. This Agreement shall supersede in its entirety the Prior Agreement as of the Effective Date.

In Witness Whereof, the parties have executed this Agreement on the day and year first above written.

Axys Pharmaceuticals, Inc.

By: /s/ Paul J. Hastings

Date: March 27, 2001

Accepted and agreed this
28th day of March, 2001

/s/ Michael C. Venuti

Michael C. Venuti, Ph.D.

Exhibit A: Release (Individual Termination)

Exhibit B: Release (Group Termination)

Exhibit C: Proprietary Information and Inventions Agreement

Exhibit A

RELEASE
(Individual Termination)

Certain capitalized terms used in this Release are defined in the Executive Employment Agreement (the "Agreement") which I have executed and of which this Release is a part.

I hereby confirm my obligations under the Company's proprietary information and inventions agreement.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set forth in this Release, in consideration of benefits I will receive under the Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's indemnification obligation pursuant to agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after this Release is executed by me.

Michael C. Venuti, Ph.D.

Date:____________________

Exhibit B

RELEASE
(Group Termination)

Certain capitalized terms used in this Release are defined in the Executive Employment Agreement (the "Agreement") which I have executed and of which this Release is a part.

I hereby confirm my obligations under the Company's proprietary information and inventions agreement.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set forth in this Release, in consideration of benefits I will receive under the Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's indemnification obligation pursuant to agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have forty-five (45) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day (8th) after this Release is executed by me; and (F) I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

Michael C. Venuti, Ph.D.

Date:________________________

Exhibit C

Proprietary Information and Inventions Agreement